Exhibit 10.19


                              1998 Promissory Note
                       Kanakaris InternetWorks, Inc. (KIW)
                         Taxpayer ID Number: 95-4623461


Repayment Period: January 1, 1998 to January 1, 2003
Drawdown Period: January 1, 1998 to December 31, 1998

John McKay (SS# ###-##-####) hereby promises to pay Kanakaris Internetworks Inc. the smaller amount of $50,000.00 or the sum of the drawn amounts* between the dates of January 1, 1998 and December 31, 1998. The applicable interest rate shall be 6-5/8% per annum. Interest payments will commence on June 30, 1999, when all simple interest then accrued, will become due and payable. Thereafter, interest payments will become due and payable each year on June 30th, until maturity of January 1, 2003, which will also be the date when the final interest payment is due and payable.

Principal payments will commence on December 31, 1999, when 1/5 of the Principal Amount outstanding as of December 31, 1998 will become due and payable. Thereafter, 1/5 of the Principal Amount outstanding as of December 31, 1998 will become due and payable on each successive annual date of December 31, until the final principal payment is due and payable on January 1, 2003.

This note is unsecured by any collateral. All future salary paid by KIW, or its successors, to Alex Kanakaris will be available to retire or service this note at the discretion of KIW, with the prepayment amounts (if any) to be decided by the Compensation Committee of the Board of the Directors of KIW.

Agreed to:
(Borrower)


/s/ John R. McKay                       1-8-98
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                                          Date

*Actual Principal Amount as of December 31, 1998 is $________________

                              Initialed /s/ ________        Date: _____________